Exhibit 99.1

 Kandi Announces Joint Venture With Leading Domestic Battery
Maker and Power Company To Create China’s First Battery Rental
And Replacement Company;
Expects EV Sales in Jinhua Will Begin in November

JINHUA, CHINA—October 5, 2010 - Kandi Technologies, Corp. (NASDAQ:KNDI), a leading Chinese exporter of recreational vehicles, developer of the “COCO” all electric LSV, and a leader in Electric Vehicle (EV) development in China, today announced it has formalized a three partner joint venture with China’s leading battery maker, Tianneng Power International, Ltd., and Jinhua Bada Group, a subsidiary of  State Grid Power Corporation, China’s largest power company, to create China’s first Electric Vehicle (EV) battery replacement services company.

Realization of the Kandi EV Business Model

The pioneering agreement signed on September 28th, 2010, paves the way for the realization of Kandi’s EV business model in Jinhua.  In this model, purchasers of Kandi EVs will have easy access to multiple, easily reached changing stations throughout the city, eliminating concerns about limited driving ranges and battery maintenance.  Further, by having batteries available on a rental basis, rather than having to purchase them with their vehicles, the purchase cost of new EVs will be lowered substantially.

The Company added that construction in Jinhua by State Grid Corporation of the main battery charging station within the city is now expected to be completed in October.  At that time, Kandi anticipates that sales in Jinhua of the previously announced 3000 Kandi EVs being subsidized by the local and regional government will commence.

Two Revenue Streams

For Kandi, this will mean the development of two revenue streams - - one from the sale of its battery-powered vehicles and the other from a share of the battery rental, replacement, charging and recycling fees generated by the new joint venture.

Kandi said a key enabling feature of the changing stations will be Kandi’s quick battery change technology, which will permit drivers to have their batteries exchanged in a matter of minutes.

Mr. Xiaoming Hu, Chairman and CEO of the Company, stated, “Through the cooperation of our alliance and joint venture partners, and the local and regional government authorities, the dream of a model EV city in Jinhua will soon be realized and help us gain national recognition for Jinhua as a pilot new energy city.  We believe the Jinhua model will prove to be a boon to all local residents and EV purchasers and, if successful, be readily replicable throughout China and elsewhere in the world.  As we see it, this will truly be the launch of a new EV era in China, bringing with it the promise of cleaner air and reduced reliance on petroleum.”

About Kandi Technologies, Corp.

Kandi Technologies, Corp. (NASDAQ: KNDI) ranks as one of the largest manufacturers and exporters of go-karts in China, making it a world leader in the production of this popular recreational vehicle. It also ranks among the leading manufacturers in China of all terrain vehicles (ATVs), and specialized utility vehicles (UTVs), especially for agricultural purposes. Recently, it introduced a second generation high mileage, two seater three-wheeled motorcycle. A major company focus also has been on the manufacture and sales of highly economical, beautifully designed, all electric super mini cars for neighborhood driving and commuting.  Available in the U.S., convertible and hardtop models of the COCO travel up to 60 miles at speeds reaching 25mph on a six hour charge.  In China, the government recently approved the sale there of Kandi EVs, including the larger, more powerful, KD5010. Kandi believes that battery powered, electric super minis and related services will become the Company's largest revenue and profit generator. The Company's products can be viewed at http://www.kandivehicle.com. Its corporate/ir website is http://www.chinakandi.com.

Tianneng Power Internatinal, Ltd., is the leading producer in China of motive lead-acid batteries for bicycles as well as other Ni-MH and lithium ion battery products.

Jinhua Bada Group is an affiliate of the State Grid Corporation of China (SOCC), China’s largest electric power transmission and distribution Company.

About The Alliance For Chinese Electric Vehicle Development and Commercialization ("the Alliance")

On January 4, 2010, Kandi announced it had forged an Alliance with major Chinese energy, IT and battery companies to help launch a new electronic vehicle (EV) era in China. The new business model of the Alliance addresses key hurdles to mass commercialization of EVs by reducing EV purchase costs, eliminating battery concerns and substantially increasing driving ranges. The new model envisions expansion on a city by city basis of its new model, key elements of which include: strong government cooperation, separating the sale of electric vehicles from the sale of batteries, construction of a comprehensive network of "battery stations" within each city for repair, replacement and charging of batteries, and also, utilizing Kandi vehicles and patented and patent pending EV technology for easy removal and replacement of batteries. The core members of the Alliance are: Kandi Technologies Corp., China Potevio/CNOOC New Energy and Power Ltd. (a joint venture between China National Offshore Oil Corporation and China Potevio Co.) and Tianneng Power International, Ltd. Jinhua City, where Kandi is based, has been chosen as the first model EV city by the Alliance.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

Kandi Technologies, Corp.
Hu Xiaoming
Chairman and CEO
86-579 - 82239856

US Investors:

Ken Donenfeld
donfgroup@aol.com
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax- 646-381-9727